Exhibit 4.16

AMENDMENT NO. 1 TO WARRANT

TO

PURCHASE COMMON STOCK

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is entered into as of the 19th day of February 2009, by and between ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.) and The Peierls Foundation, Inc.

Recitals

A. The Holder was previously issued a Warrant to Purchase Common Stock dated as of October 10, 2008 (the “Warrant”). Capitalized terms used in this Amendment, but not otherwise defined in this Amendment, shall have the meanings assigned to them in the Warrant.

B. The Holder and ARCA biopharma, Inc., a Delaware corporation (f/k/a Nuvelo, Inc.) desire to amend the Warrant to reflect the closing of the Merger and the exchange of the common stock of the Corporation (as defined below) for the common stock of ARCA biopharma Colorado, Inc., a Delaware corporation (f/k/a ARCA biopharma, Inc.) in connection with such closing.

Amendments

1. The definition of the term “Exercise Price” in Section 1(b) of the Warrant shall be deleted in its entirety and replaced with the following:

“(b) “Exercise Price” shall mean $9.7406, subject to adjustment pursuant to the terms of the Warrant, including Section 5 of the Warrant.”

2. The definition of the term “Exercise Shares” in Section 1(c) of the Warrant shall be deleted in its entirety and replaced with the following:

“(c) “Exercise Shares” shall mean 6,159 shares of common stock of the Corporation (the “Common Stock”) issuable upon the exercise of the Warrant, subject to adjustment pursuant to the terms of the Warrant, including Section 5 of the Warrant.”

3. The following defined term shall be added to Section 1 of the Warrant:

“(e) “Corporation” shall mean ARCA biopharma, Inc. a Delaware corporation (f/k/a Nuvelo, Inc.).”

4. Except for revisions expressly set forth in this Amendment, the parties hereby ratify and confirm the terms of the Warrant in their entirety.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

Corporation:		Holder:

ARCA BIOPHARMA, INC.		The Peierls Foundation, Inc.

By:	Christopher D. Ozeroff	Signature:	/s/ E. Jeffrey Peierls
	Christopher D. Ozeroff, Executive Vice	Name: E. Jeffrey Peierls
	of Business Development and General Counsel	Title: President